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                                                               HECO Exhibit 12.2

                HAWAIIAN ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (unaudited)
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Six months ended June 30                                                                       2002                2001
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                                                                                                 (dollars in thousands)
FIXED CHARGES
Total interest charges ....................................................................  $ 22,193            $ 24,451
Interest component of rentals .............................................................       313                 351
Pretax preferred stock dividend requirements of subsidiaries ..............................       718                 719
Preferred securities distributions of trust subsidiaries ..................................     3,838               3,838
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TOTAL FIXED CHARGES .......................................................................   $27,062             $29,359
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EARNINGS
Income before preferred stock dividends of HECO ...........................................   $44,749            $ 44,681
Income taxes (see note below) .............................................................    27,977              28,017
Fixed charges, as shown ...................................................................    27,062              29,359
AFUDC for borrowed funds ..................................................................      (843)             (1,187)
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EARNINGS AVAILABLE FOR FIXED CHARGES ......................................................   $98,945            $100,870
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RATIO OF EARNINGS TO FIXED CHARGES ........................................................      3.66                3.44
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Note:
Income taxes is comprised of the following
   Income tax expense relating to operating income for regulatory purposes ................   $27,823             $27,966
   Income tax expense relating to nonoperating results ....................................       154                  51
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                                                                                              $27,977             $28,017
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